EXHIBIT 99.1

Kulicke & Soffa Announces Offering of Convertible Subordinated Notes

Willow Grove, PA—November 20, 2003—Kulicke & Soffa Industries Inc. (Nasdaq: KLIC) (the “Company”) today announced its intention, subject to market and other conditions, to raise approximately $185 million (excluding proceeds of an initial purchase option, if any) through a private offering of convertible subordinated notes due 2008 to certain qualified institutional investors. No other details were provided.

The Company stated that it intends to use a portion of the net proceeds of the offering to redeem its 4¾% Convertible Subordinated Notes due 2006 and use the balance for working capital and general corporate purposes.

The notes and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum.